Exhibit 5.1

April 11, 2007

Sbarro, Inc.

401 Broadhollow Road

Melville, NY 11747-4714

Re: Sbarro, Inc.

Ladies and Gentlemen:

We are issuing this letter in our capacity as special counsel for and at the request of Sbarro, Inc. (the “Issuer”), a New York corporation, Larkfield Equipment Corp., a New York corporation, Sbarro America, Inc., a New York corporation, Sbarro America Properties, Inc., a New York corporation, Sbarro’s of Texas, Inc., a Texas corporation, Corest Management, Inc., a New York corporation, Sbarro of Virginia, Inc., a Virginia corporation, Demefac Leasing Corp., a New York corporation, Melville Advertising Agency, Inc., a New York corporation, Sbarro New Hyde Park, Inc., a New York corporation, Sbarro Express LLC, a New York limited liability company, Umberto Huntington, LLC, a New York limited liability company, Sbarro Blue Bell Express, LLC, a Pennsylvania limited liability company, Umberto Deer Park, LLC, a New York limited liability company, Umberto Hauppage, LLC, a New York limited liability company, Umberto Hicksville, LLC, a New York limited liability company, Umberto Syosset, LLC, a New York limited liability company, Mama Sbarro’s of East Meadow, LLC, a New York limited liability company, Carmela’s, LLC, a New York limited liability company, Carmela’s of Kirkman, LLC, a New York limited liability company, Carmela’s of Ocoee, LLC, a New York limited liability company, Umberto at Orland, LLC, a New York limited liability company, Umberto at the Source, LLC, a New York limited liability company, Umberto White Plains, LLC, a New York limited liability company, Sbarro Commack, Inc., a New York corporation, Sbarro of Las Vegas, Inc., a New York corporation, Sbarro Properties, Inc., a New York corporation, Sbarro Pennsylvania, Inc., a Pennsylvania corporation, Sbarro of Longwood, LLC, a New York limited liability company, Sbarro Venture, Inc., a New York corporation (together, the “Guarantors”) in connection with the proposed registration by the Issuer and Guarantors (together the “Registrants”) of up to $150,000,000 in aggregate principal amount of the Registrant’s 10.375% Senior Notes due 2015 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 12, 2007, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors and evidenced by the Notation of Guarantee executed by the Guarantors (the “Guarantees”). The Exchange Notes and Guarantees are to be issued pursuant to the Indenture ( the “Indenture”), dated as of January 31, 2007, by and among the Issuer, the Guarantors and The Bank of New York, as Trustee. The Exchange Notes and Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 10.375% Senior Notes due 2015 (the “Old Notes”) and related guarantees from the Guarantors, of which we understand $150,000,000 in aggregate principal amount is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation and By-Laws of the Registrants, or the Certificate of Formation and Limited Liability Company Agreements of the Registrants, as applicable, as those may have been amended and/or restated from time to time, (ii) minutes and records of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Registration Statement, (iv) the Indenture, (v) the Exchange Notes, (vi) the Notation of Guarantee and (vii) the Registration Rights Agreement (the “Registration Rights Agreement”), dated January 31, 2007 among the Issuer, the Guarantors and Credit Suisse Securities (USA) LLC and Banc of America Securities LLC.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We express no opinion on the authority of such persons signing on behalf of the parties to all documents or the due authorization, execution and delivery of all documents by the parties thereto regarding such matters. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any applicable laws except the laws of the State of New York and the federal laws of the United States.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly authorized, executed and delivered and subsequently authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Registration Rights Agreement, the Exchange Notes and the Guarantees will be binding obligations of the Registrants.

We have assumed that the Indenture was and the Exchange Notes and the Notation of Guarantee will be duly authorized, executed and delivered by Sbarro of Texas, Inc., a Texas corporation, Sbarro of Virginia, Inc., a Virginia corporation and Sbarro Blue Bell Express, LLC, a Pennsylvania limited liability company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP